Exhibit 4.1

QUEBECOR MEDIA INC.

as Borrower

– and –

THE FINANCIAL INSTITUTIONS IDENTIFIED

ON THE SIGNATURE PAGES HERETO

as Lenders

– and –

CITIGROUP GLOBAL MARKETS INC.

– and –

RBC CAPITAL MARKETS

– and –

THE BANK OF NOVA SCOTIA

as Joint Lead Arrangers and Joint Bookmanagers

– and –

BANK OF AMERICA, N.A.

as Administrative Agent

Facility B-1 Tranche—US$350,000,000

FIRST AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT

DATED JUNE 14, 2013

August 1, 2013

FIRST AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT DATED JUNE 14, 2013 entered into in Montréal, Province of Quebec, as of August 1, 2013.

First Amendment to that certain amended and restated credit agreement dated as of June 14, 2013 between Quebecor Media Inc., as Borrower, Bank of America, N.A., as Administrative Agent, and the several financial institutions from time to time party thereto, as Lenders (as amended, restated, amended and restated, supplemented, replaced or otherwise modified at any time and from time to time, the “Amended and Restated Credit Agreement”).

WHEREAS the parties hereto wish to establish a new Credit Facility (as defined in the Amended and Restated Credit Agreement) to be designated as “Facility B-1 Tranche” pursuant to Section 2.12(5) of the Amended and Restated Credit Agreement;

AND WHEREAS the parties hereto wish to amend the Amended and Restated Credit Agreement in accordance with the terms and conditions below, without novation;

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	Interpretation.

1.1	The preamble forms an integral part hereof as if recited herein at length.

1.2	Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Amended and Restated Credit Agreement.

1.3	This First Amendment to the Amended and Restated Credit Agreement is declared to amend and be supplemental to the Amended and Restated Credit Agreement, to form part thereof and to have the same effect as if it were incorporated therein on the date hereof. Except to the extent that it is amended and supplemented by this First Amendment to the Amended and Restated Credit Agreement, the Amended and Restated Credit Agreement forms part hereof and is included by reference herein with the same effect as if it were recited herein at length. All the other provisions of the Amended and Restated Credit Agreement which are unmodified hereby remain unchanged.

1.4	The expressions “hereto”, “hereof”, “herein”, “hereunder”, “this Amendment”, “this First Amendment” or “this Agreement” (unless embedded in the text of the Amended and Restated Credit Agreement) refer to this First Amendment to the Amended and Restated Credit Agreement. On and after this date, each reference in the Amended and Restated Credit Agreement to “this Agreement” or “this Amended and Restated Credit Agreement” and each reference to the “Amended and Restated Credit Agreement” in any of the other Credit Documents and any other agreements, documents, certificates and instruments delivered by any Lender, the Borrower, or any other Person in connection herewith or therewith shall mean and be a reference to the Amended and Restated Credit Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the Amended and Restated Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

1.5	This Amendment shall constitute a Credit Document.

2.	Creation of Facility B-1 Tranche

2.1	As permitted by Section 2.12(5) of the Credit Agreement, the Borrower has elected to create a new Credit Facility to be designated “Facility B-1 Tranche” in an amount of US$350,000,000 and has invited the lenders party hereto to participate in such new Credit Facility. Each reference in the Credit Agreement to (x) the “Facility B-1 Tranche”, the “Facility B-1 Lender(s)” and the “Facility B-1 Commitment”, (y) any accessory text relating strictly to the Facility B-1 Tranche, the Facility B-1 Lender(s) and the Facility B-1 Commitment, and (z) any Articles, Sections and Schedules relating strictly to the Facility B-1 Tranche, the Facility B-1 Lender(s) and Facility B-1 Commitment, shall be deemed to be a reference to the new Credit Facility created hereunder, the Lender(s) party hereto and their respective commitment under this new Credit Facility, respectively. For greater certainty, unless otherwise specifically provided herein, all provisions of the Credit Agreement relating to the Facility B-1 Tranche, the Facility B-1 Lender(s) and the Facility B-1 Commitment, and all terms and conditions thereof, shall apply, mutatis mutandis, to this new Credit Facility, the Lenders party hereto their respective commitment, respectively.

3.	Amendments to the Amended and Restated Credit Agreement.

3.1	Section 1.01 of the Amended and Restated Credit Agreement is hereby amended as follows:

3.1.1	by deleting the defined term “Compliance Certificate” and replacing it with the following:

““Compliance Certificate” means a certificate of the Borrower signed on its behalf by its chief financial officer, controller, treasurer, or any other officer acceptable to the Administrative Agent, (i) stating that any financial statements delivered by it pursuant to Section 8.01(a) present fairly the financial position, results of operations and changes in financial position of the Borrower in accordance with GAAP; (ii) stating that the representations and warranties in Article 7 are true and correct in all material respects on and as of such date, except where expressly stated to be made at a particular date; (iii) stating that the Borrower is not in breach of any of the covenants contained in Article 8 applying in favour of the then existing Lenders as at the date thereof (or describing the details of any subsisting breach); (iv) stating that no Default has occurred and is continuing and that no Event of Default has occurred (or describing the details of any subsisting Default and the action which the Borrower proposes to take or has taken with respect thereto or any Event of Default); and (v) with respect to the Revolving Facility only, providing, in reasonable detail, evidence of compliance, at the end of each Financial Quarter, with Section 8.03 and evidencing the calculation of the financial covenants in Section 8.03 applicable at such time.”

3.1.2	by deleting the defined term “Consolidated Senior Leverage Ratio” and replacing it with the following:

““Consolidated Senior Leverage Ratio” means, at any time, the ratio of the Consolidated Senior Debt of the Borrower to Consolidated EBITDA calculated in the manner prescribed in Section 8.02(g) or Section 8.02(A)(c), as the case may be, at such time.”

3.1.3	by deleting the defined term “Facility B” and replacing it with the following:

““Facility B” means the term credit facility in an amount of US$350,000,000 made available to the Borrower in accordance with Article 2, and is comprised of the Facility B-1 Tranche and, if applicable, the Facility B-2 Tranche.”

3.1.4	by deleting the defined term “Facility B-1 Commitment” and replacing it with the following:

““Facility B-1 Commitment” means US$350,000,000 as such amount may be decreased pursuant to Article 2.”

3.1.5	by deleting the defined term “Facility B-1 Tranche” and replacing it with the following:

““Facility B-1 Tranche” means a portion of Facility B in an amount of up to US$350,000,000 made available to the Borrower by Facility B-1 Lenders, if any.”

3.1.6	by deleting the text “.” at the end of the defined term “Libor” and replacing it with the text “;” and by subsequently adding the following text at the end of the defined term “Libor”:

“provided that at no time shall LIBOR for any Designated Period relating to a Libor Advance under the Facility B-1 Tranche be less than the Facility B-1 Libor Floor.”

3.1.7	by deleting the defined term “Maximum Increase Amount” and replacing it with the following:

““Maximum Increase Amount” means (i) in respect of the Revolving Lenders, C$800,000,000 minus the equivalent amount in Canadian Dollars of the Facility B-1 Commitment using the rate of exchange quoted by the Bank of Canada as the noon mid-market spot rate for such conversion on the Facility B-1 Closing Date, and (ii) in respect of the Facility B Lenders, at the time of determination, an amount representing the difference between (a) C$1,750,000,000 and (b) the sum of (i) outstanding commitments under the Revolving Facility and under any other revolving Credit Facility created pursuant to Section 2.12(5) (including any increases thereto as provided for in Section 2.12), and (ii) of the aggregate amount of the Accommodations Outstanding under Facility B, and under any other Term Facility created pursuant to Section 2.12(5) (including any increases thereto as provided for in Section 2.12).”

3.1.8	by adding the following text to the defined term “Permitted Debt” after the text “January 15, 2017”:

“or such later date as agreed to solely by the Revolving Lenders,”

3.1.9	by deleting the text “.” at the end of the defined term “Permitted Debt” and replacing it with the following text:

“(it being understood that such condition applies only to the benefit of the Revolving Lenders, all Lenders other than Revolving Lenders renouncing to the benefit of same, and any amendment or waiver of such condition allowing any such Debt to have terms and conditions more restrictive as per the above shall be agreed to solely by the Revolving Lenders).”

3.1.10	by deleting the defined term “Permitted Distribution” and replacing it with the following:

““Permitted Distributions” means the Equity Distributions permitted pursuant to Section 8.02(g) or Section 8.02A (c), as the case may be, and the Permitted Debt Distributions.”

3.1.11	by deleting the defined term “Term” and replacing it with the following:

““Term” means the period commencing on the Closing Date and terminating with respect to (i) the Revolving Facility, on January 15, 2017 and (ii) Facility B-1 Tranche, on August 17, 2020.”

3.2	Section 1.01 of the Amended and Restated Credit Agreement is hereby further amended by inserting the following new definitions in the appropriate alphabetical order:

a) “Debtor relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangements Act (Canada) or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Laws from time to time in effect.

b) “Defaulting Facility B Lender” means any Facility B Lender that (a) has failed to (i) fund all or any portion of its Accommodations within two Business Days of the date such Accommodations were required to be funded hereunder unless such Facility B Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Facility B Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Lenders in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Facility B Lender’s obligation to fund an Accommodation hereunder and states that such position is based on such Facility B Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Facility B Lender shall cease to be a Defaulting Facility B Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including any, provincial, state or federal regulatory authority acting in such a capacity; provided that a Facility B Lender shall not be a Defaulting Facility B Lender solely by virtue of the ownership or acquisition of any equity security in that Facility B Lender or any direct or indirect parent company thereof by a Governmental Entity so long as such ownership interest does not result in or provide such Facility B Lender with immunity from the jurisdiction of courts within Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Facility B Lender (or such Governmental Entity) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Facility B Lender. Any determination by the Administrative Agent that a Facility B Lender is a Defaulting Facility B Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Facility B Lender shall be deemed to be a Defaulting Facility B Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

c) “Facility B-1 Closing Date” means August 1, 2013.

d) “Facility B-1 Effective Date” has the meaning given to such term in Section 4 of the First Amendment to this Agreement entered into as of the Facility B-1 Closing Date.

e) “Facility B-1 Libor Floor” means 0.75%.

f) “Facility B Offside Periods” has the meaning specified 8.02(A)(c).

g) “Non-Consenting Lender” means any Facility B Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.01 and (b) that has been approved by the Majority Lenders.

h) “Non-Facility B Default” has the meaning specified in Section 9.01.

i) “OID” means original issue discount.

j) “Repricing Transaction” means (a) the prepayment, refinancing, substitution or replacement of all or a portion of the Facility B-1 Commitment with the proceeds of the incurrence by the Borrower of any US Dollar denominated non-revolving institutional or bank term loans or other similar borrowings or similar debt instruments (it being understood that bonds or notes issued in the capital markets shall not be interpreted as similar debt instruments for purposes of the above) having an effective interest cost (determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors (to the extent exceeding the then prevailing interest rate otherwise applicable), upfront or similar fees or OID shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or fees of a similar nature payable in connection therewith) that is less than the effective interest cost (as determined by the Administrative Agent on a consistent basis) of such Facility B-1 Commitment or (b) any amendment or modification to this Agreement resulting in the Facility B-1 Commitment having a lower effective interest cost (as determined by the Administrative Agent on a consistent basis) than the effective interest cost (as determined by the Administrative Agent on a consistent basis) in effect immediately prior to such amendment or modification (other than as a result of no longer applying the Default Rate);

k) “Required Facility B Threshold” has the meaning specified in Section 8.02(A)(c).”

3.3	Subsection 2.04(2) of the Amended and Restated Credit Agreement is hereby deleted and replaced with the following:

“Subject to Section 9.01, the Borrower shall repay the Accommodations Outstanding under the Facility B-1 Tranche in quarterly instalments equal to 0.25% of the full amount of the Facility B-1 Tranche, being US$350,000,000, with the first instalment being payable on November 15, 2013 and each subsequent instalment being payable on the fifteenth day of every three-months thereafter, and shall repay the balance of the Accommodations Outstanding under Facility B-1 Tranche on the last day of the Term of Facility B-1 Tranche.”

3.4	Subsection 2.05(4) of the Amended and Restated Credit Agreement is hereby amended by deleting the text “in inverse order of maturity” in the thirteenth and fourteenth line of said subsection.

3.5	Subsection 2.06(1) of the Amended and Restated Credit Agreement is hereby amended by deleting the last sentence of said subsection.

3.6	Subsection 2.09(1) of the Amended and Restated Credit Agreement is hereby deleted and replaced with the following:

“(1) Subject to paragraph (2) hereof, each prepayment pursuant to (a) Section 2.05 in respect of Facility B shall be applied, at the election of the Borrower, either (i) to the remaining instalments pursuant to Section 2.04 in the inverse order of their maturity or (ii) to the remaining amortization payments of Facility B in forward order for the next eight unpaid quarterly amounts after such prepayment and thereafter on a pro rata basis, subject, in all cases, to the payment of the applicable breakage costs (as contemplated by Section 12.06(4)) if any Libor Advance is prepaid, and (b) Section 2.06 in respect of Facility B shall be applied to remaining amortization payments, in the manner directed by the Borrower.”

3.7	The title of Section 2.12 of the Amended and Restated Credit Agreement is hereby amended by:

3.7.1	deleting the text “Revolving”; and

3.7.2	replacing the text “Facility” with the text “Facilities”.

3.8	Subsection 2.12(1) of the Amended and Restated Credit Agreement is hereby deleted and replaced with the following:

“Provided there exists no Default, upon notice to the Administrative Agent, which shall promptly notify the applicable existing Lenders, the Borrower may from time to time, request an increase in the Revolving Facility or Facility B by an amount (for all such requests) not exceeding the Maximum Increase Amount; provided that (i) any such request for an increase shall be in a minimum amount of C$5,000,000, and (ii) the Borrower may make a maximum of seven such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the applicable Lenders).”

3.9	Subsection 2.12(2) is hereby amended by:

3.9.1	deleting the text “Revolving Facility” in the second and third line of said Section and replacing it with the following text “relevant Credit Facility, as the case may be”; and

3.9.2	deleting the text “Revolving Facility” in the fourth line of said Section and replacing it with the following text “the applicable Credit Facility”.

3.10	Subsection 2.12(3) is hereby amended by deleting the text “the increased Revolving Facility” in the fifth and sixth line of said subsection and replacing it with the following text “the relevant increased Credit Facility, as the case may be”.

3.11	Subsection 2.12(4) is hereby amended by adding the text “or Facility B” after the text “If the Revolving Facility” in the first line of said subsection and by deleting the text “the increased Revolving Facility” in the fifth and sixth line of said subsection and replacing it with the following text “the relevant Credit Facility, as the case may be”.

3.12	Subsection 2.12(5) of the Amended and Restated Credit Agreement is hereby deleted and replaced with the following:

“(5) Notwithstanding the foregoing, the Borrower may elect to create new Credit Facilities in lieu of increasing the Revolving Facility or Facility B and may invite lenders selected by it (with the prior consent of the Administrative Agent, which consent shall not be unreasonably withheld) to participate in such new Credit Facilities, provided that (i) at such time, no Default exists, (ii) the aggregate amount of all increases of the Revolving Facility and Facility B and the creation of new Credit Facilities does not exceed the Maximum Increase Amount, (iii) the new Credit Facility shall have a weighted average life maturing on or after January 15, 2017 or such later date as agreed to solely by the Revolving Lenders; (iv) the terms and conditions applicable to such new Credit Facility (other than the pricing of such new Credit Facility) are not more restrictive to the Borrower and its Subsidiaries than those applicable to the Revolving Facility hereunder (it being understood that such condition (iv) applies only to the benefit of the Revolving Lenders, all Lenders other than Revolving Lenders renouncing to the benefit of same, and any amendment or waiver of such condition (iv) allowing any such Credit Facility to have terms and conditions more restrictive as per the above shall be agreed to solely by the Revolving Lenders) and (v) the Borrower, the applicable lenders and the Administrative Agent shall enter into an amendment to this Agreement to reflect all changes necessary further to the creation of such new Credit Facility it being understood and agreed that all other Lenders shall be bound by such amendment. If a new Credit Facility is created in accordance with this section, the Borrower shall promptly notify the Administrative Agent and the Lenders of the identity of any new Lenders, of the final allocation of the new Credit Facility among the applicable Lenders, of the effective date (the “Creation Effective Date”) of the new Credit Facility, and the particular terms and conditions applicable to such new Credit Facility. Notwithstanding the foregoing, with respect to any new US dollar denominated Term Facility created pursuant to this Section 2.12(5) within eighteen (18) months of the Facility B-1 Closing Date, if the Applicable Margin in respect of any such new Term Facility exceeds the Applicable Margin for the Facility B-1 Tranche by more than 0.50%, then the Applicable Margin for the Facility B-1 Tranche shall be increased so that the Applicable Margin in respect of the Facility B-1 Tranche is equal to the Applicable Margin for such new Term Facility minus 0.50%; provided, further, in determining the Applicable Margin applicable to such new Term Facility and the Applicable Margin for the Facility B-1 Tranche, (1) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under such new Term Facility or under the Facility B-1 Tranche in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity), (2) the effects of any and all interest rate floors shall be included and (3) customary arrangement or commitment fees payable to the arrangers (or their respective affiliates) in connection with such new Term Facility or to one or more arrangers (or their affiliates) in connection with the Facility B-1 Tranche shall be excluded.”

3.13	A new Section 2.14 is hereby added to the Amended and Restated Credit Agreement:

“Section 2.14. Call Protection. In the event that, on or prior to six months after the Facility B-1 Closing Date, a Repricing Transaction occurs, the Borrower shall pay to the Administrative Agent (i) in the case of a Repricing Transaction described in clause (a) of the definition thereof, for the ratable account of each of the applicable Facility B-1 Lenders a prepayment premium of 1.00% of the aggregate principal amount of the Facility B-1 Commitment so prepaid, refinanced, substituted or replaced and (ii) in the case of a Repricing Transaction described in clause (b) of the definition thereof, for the ratable account of each Facility B-1 Lender a fee equal to 1.00% of the aggregate principal amount of the applicable Facility B-1 Commitments of such Facility B-1 Lender outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.”

3.14	Subsection 3.01(2) of the Amended and Restated Credit Agreement is hereby deleted and replaced with the following:

“(2) Each Facility B Lender (as applicable, each Facility B-1 Lender and Facility B-2 Lender) individually, and not jointly and severally (or solidarily) agrees, on the terms and conditions of this Agreement, to make Prime Rate Advances, Accommodations by way of BA Instruments, Libor Advances and US Prime Rate Advances to the Borrower on any Business Day. Each Advance shall be made ratably by the applicable Lenders. All Advances under Facility B shall be in US Dollars or in Canadian Dollars, as applicable. The initial Advance under Facility B-1 Tranche shall be for the full amount available thereunder and shall be made no later than before close of business on the 30th day following the Facility B-1 Closing Date. The Facility B-1 Tranche shall automatically be terminated immediately after close of business on the 30th day following the Facility B-1 Closing Date if the Facility B-1 Effective Date has not occurred and if the Facility B-1 Tranche remains undrawn at such time. Any portion of the Advances available to the Borrower under Facility B that is not borrowed as part of such initial Advance or that is repaid shall not again be available for borrowing, although Libor Advances may be rolled over into new Libor Advances or converted into US Prime Rate Advances, and US Prime Rate Advances may be converted into Libor Advances, and any conversions shall be deemed to constitute a repayment without novation of such converted or rolled over Advance followed by a subsequent drawdown of a new Advance, all without any actual movement of funds between the Borrower and the relevant Facility B Lender.”

3.15	Section 8.01(c)(iii) of the Amended and Restated Credit Agreement is hereby deleted and replaced with the following text:

“(iii) so long as any Revolving Commitment is outstanding under this Agreement, with prompt notice in writing of any default, or event, condition or occurrence which with notice or lapse of time, or both, would constitute a default under any agreement in respect of Debt to which the Borrower or any of its Subsidiaries owes (contingently or otherwise) at least C$25,000,000 (or the equivalent amount in any other currency), and at any time when no Revolving Commitment is outstanding under this Agreement, the above shall be replaced with the obligation to deliver prompt notice in writing of any declaration made by a creditor under any agreement in respect of Debt to which the Borrower owes (contingently or otherwise) at least C$25,000,000 (or the equivalent amount in any other currency) that same shall be due and payable prior to the stated maturity thereof;”

3.16	The following text is hereby added at the end of Section 8.01 of the Amended and Restated Credit Agreement:

“Notwithstanding the foregoing, clause (c) (i) of this Section 8.01 shall not apply to or in respect of Facility B (and the Facility B Lenders shall not be entitled to the covenants of the Borrower set forth thereunder).”

3.17	The following text is hereby added at the end of Section 8.02 of the Amended and Restated Credit Agreement:

“Notwithstanding the foregoing, clauses (a), (b), (g), (h) and (k) of this Section 8.02 shall not apply to or in respect of Facility B (and the Facility B Lenders shall not be entitled to the covenants of the Borrower set forth thereunder).”

3.18	The following new Section 8.02A is hereby added to the Amended and Restated Credit Agreement:

“Section 8.02A. Negative Covenants for Facility B Lenders. So long as any amount owing hereunder remains unpaid or any Facility B Lender has any obligation under this Agreement, and unless consent is given in accordance with Section 12.01 hereof, the Borrower hereby undertakes solely in favour of the Facility B Lenders not to:

(a) Debt. Incur Debt unless after giving pro forma effect to such incurrence or issuance and the application of the net proceeds therefrom the Leverage Ratio would be no greater than 6.0 to 1.0.

Notwithstanding the foregoing, the Borrower may incur: (i) Debt under one or more debt facilities, commercial paper facilities or other debt arrangements (including, without limitations, under this Agreement, the Overdraft Facility, the Press Investment Debt) in each case with banks, other institutional lenders or investors providing for revolving credit loans, term loans, notes, receivables financing or letters of credit in an aggregate principal amount at any one time outstanding under this clause (i), not to exceed an aggregate of C$1,750,000,000 less Mandatory Prepayments made pursuant to Section 2.05(2); (ii) Debt existing on the Facility B-1 Closing Date and listed in Schedule 8.02A hereto; (iii) Debt of the Borrower permitted by clauses (iii), (iv), (v) and (viii) of the definition of “Permitted Debt” and Debt of the Borrower secured by Liens permitted under clauses (ii) and (v) of Section 8.02A(b); and (iv) any indebtedness incurred to refinance or replace any of the foregoing;

provided that no Default shall have occurred and be continuing, and no Event of Default shall have occurred and not have been waived at the time of the incurrence of such Debt.

(b) Encumbrances. Create, incur, assume or suffer to exist any Lien on any of its Assets, other than Permitted Liens (excluding the Liens under clauses (n), (p), (s), (t), (u), (v), (x), (y) and (z) of the definition of “Permitted Liens”, which shall not constitute “Permitted Liens” under Facility B) and the following:

(i) Liens on the assets of the Borrower (including a pledge of the Videotron Shares) securing, equally and rateably, all indebtedness under the Debt referred to in clause (i) of Section 8.02(A)(a);

(ii) Purchase Money Mortgages in an aggregate amount outstanding at any time not exceeding C$100,000,000;

(iii) Liens on property existing at the time of acquisition thereof by the Borrower, provided that such Liens were in existence prior to the completion of such acquisition and do not extend to any assets other than such property;

(iv) Any renewal, extension, substitution, replacement or refinancing of the foregoing, provided that such renewal, extension, substitution, replacement or refinancing Lien shall not cover any property other than the property that was subject to such Lien prior to such renewal, extension, substitution, replacement or refinancing; and provided, further that the Debt and other obligations secured by such renewal, extension, substitution, replacement or refinancing Lien are permitted by this Agreement;

(v) any other Liens securing any obligation (including, but not limited to, Debt) which does not, at any time, exceed C$100,000,000.

(c) Distributions: Declare, make or pay any Equity Distribution or Debt Distribution which is not a Permitted Debt Distribution unless the Consolidated Senior Leverage Ratio of the Borrower, calculated on a pro forma basis as at the end of the last previously completed Financial Quarter in respect of which financial statements are available after giving effect to such Distribution, is below 4.75 : 1.00 (the “Required Facility B Threshold”) on a trailing four quarter basis provided however that at the time of payment of such Distribution no Default exists or could result therefrom. Notwithstanding the foregoing, the Borrower shall be entitled to declare, make or pay any such Distribution during any period when such Consolidated Senior Leverage Ratio is not below the Required Facility B Threshold (the “Facility B Offside Periods”) on the condition that the aggregate amount of such Distributions paid during such Facility B Offside Periods does not exceed C$500,000,000, provided however that at the time of payment of such Distribution no Default exists or could result therefrom.

(d) Investments and Acquisitions: Make Investments and Acquisitions unless, at the time of and after giving effect to such Investment or Acquisition, the Borrower would have been permitted to incur at least US$1.00 of additional debt (other than pursuant to the exceptions outlined under clauses (i) to (iv) of Section 8.02A(a) above) under the Borrower’s Leverage Ratio test set forth under Section 8.02A(a) hereto.

Notwithstanding the foregoing and provided no Default has occurred and is continuing or would result therefrom the Borrower may (i) enter into hedging agreements and other foreign currency hedges, interest rate swaps, commodity hedges or similar obligations or agreements, in each case incurred in the ordinary course of the Business and not for speculation purposes; (ii) make acquisition of Back-to-Back Securities or the acquisition of property as part of Tax benefit Transactions; (iii) make Investments in joint ventures engaged in the Business up to an aggregate amount, after the Facility B-1 Effective Date, not to exceed US$150,000,000; and (iv) make other Investments or Acquisitions up to an aggregate amount, after the Facility B-1 Effective Date, not to exceed US$200,000,000.”

3.19	The following text is hereby added at the end of Section 8.03 of the Amended and Restated Credit Agreement:

“Notwithstanding the foregoing, this Section 8.03 shall not apply to the Borrower with respect to Facility B. For greater clarity, the Borrower shall have no obligation, under Facility B, to maintain the Leverage Ratio, Interest Coverage Ratio and Unconsolidated Coverage Ratio as set forth in this Section 8.03. “

3.20	The following paragraphs are hereby added to Section 9.01 of the Amended and Restated Credit Agreement right before the second to last paragraph of said section:

“Notwithstanding the foregoing, clauses (a), (b), (d), (e), (f) and (g) of this Section 9.01 shall not apply to or in respect of Facility B (and the Facility B Lenders shall not be entitled to rely on such clauses). Notwithstanding any provision of this Agreement to the contrary, the Facility B Lenders recognize and agree that the occurrence of any Default or Event of Default under any of clauses (a), (b), (d), (e), (f) and (g) of this Section 9.01 (a “Non-Facility B Default”) shall not constitute a Default or Event or Default for the Facility B Lenders and any such Non-Facility B Default may be waived by the Lenders in accordance with the terms of this Agreement without requiring any consent from the Facility B Lenders.

Events of Default under Facility B. The occurrence of any of the following events (each an “Event of Default”) shall constitute an Event of Default under Facility B unless remedied within the prescribed delays or waived by the requisite majority of Facility B Lenders:

(i) the Borrower shall fail to pay any amount of the Accommodation Outstanding under Facility B when such amount becomes due and payable;

(ii) the Borrower shall fail to pay any interest or Fees to the Facility B Lenders when the same become due and payable hereunder and such failure shall remain unremedied for 30 days;

(iii) the Borrower shall fail to perform, observe or comply with any of the covenants contained in this Agreement applying in favour of the Facility B Lenders and such failure shall remain unremedied for 60 days following notice thereof by the Administrative Agent to the Borrower;

(iv) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Credit Document (other than this Agreement) to which it is a party and such failure shall remain unremedied for 60 days following notice thereof by the Administrative Agent to the Borrower;

(v) the Borrower fails or defaults in the observance or performance of any agreement or condition relating to the Revolving Facility and, as a consequence of such failure or default, the Revolving Lenders declare the Accommodations Outstanding under the Revolving Facility to become due prior to its stated maturity; or

(vi) the Borrower shall fail to pay the principal of or premium or interest on any Debt of the Borrower (excluding any Debt hereunder and under a Hedging Agreement) which is outstanding in an aggregate principal amount exceeding C$25,000,000 (or the equivalent amount in any other currency), when due at the final maturity of such Debt; or any other event shall occur or condition shall exist, and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt, and as a consequence thereof, such Debt shall be declared to be due and payable prior to the stated maturity thereof.”

3.21	The text “this Section” in the first sentence of subsection 12.01(1)(f) of the Amended and Restated Credit Agreement is hereby deleted and replaced with the text “this Section 12.01(1)”.

3.22	A new subsection 12.01(2) is hereby added to the Amended and Restated Credit Agreement after subsection 12.01(1):

“If any Lender is a Non-Consenting Lender, then the Borrower may, at its sole cost and expense, upon 10 days’ notice to such Non-Consenting Lender and the Administrative Agent, on the condition that at such time, no Default exists and is continuing, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.08), all of its interests, rights and obligations under this Agreement and the other Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)	the Borrower pays the Administrative Agent the Assignment Fee; and

(ii)	the assigning Non-Consenting Lender receives payment of an amount equal to the outstanding principal of its outstanding Accommodations Outstanding, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any breakage costs, if any, contemplated under Section 12.06(4)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

A Non-Consenting Lender shall not be required to make any such assignment or delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.”

3.23	Subsection 12.08(7) of the Amended and Restated Credit Agreement is hereby amended by deleting the text “Revolving” in the third line.

3.24	Section 12.09 of the Amended and Restated Credit Agreement is hereby amended by deleting the text “Revolving” throughout said Section and by deleting the text “(Revolving Commitment)” in the ninth line of subsection 12.09(2).

3.25	Section 12.11 of the Amended and Restated Credit Agreement is hereby amended by adding the following new paragraph at the end thereto:

“If any Lender is a Defaulting Facility B Lender, then the Borrower may, at its sole costs and expense, upon 10 days’ notice to such Defaulting Facility B Lender and the Administrative Agent, on the condition that at such time, no Default exists and is continuing, require such Defaulting Facility B Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.08), all of its interests, rights and obligations under this Agreement and the other Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that the assigning Defaulting Facility B Lender receives payment of an amount equal to the outstanding principal of its outstanding Accommodations Outstanding, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any breakage costs, if any, contemplated under Section 12.06(4)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

A Defaulting Facility B Lender shall not be required to make any such assignment or delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.”

3.26	Schedule B (Commitments) of the Amended and Restated Credit Agreement shall hereby be amended by adding thereto immediately after the table relating to the Revolving Facility, the following chart:

“FACILITY B-1 TRANCHE COMMITMENTS”

LENDERS	FACILITY B-1 TRANCHE (INITIAL AMOUNT AS PER BELOW, AS SUCH AMOUNT MAY BE DECREASED PURSUANT TO ARTICLE 2) (US$)
Citibank, N.A., Canadian Branch	116,666,666.67
The Bank of Nova Scotia	116,666,666.67
Royal Bank of Canada	116,666,666.66

3.27	Schedule 4 (Applicable Margins) of the Amended and Restated Credit Agreement shall hereby be amended by deleting the chart under the heading “Facility B” and replacing it with the following chart:

“Facility B-1 Tranche”

US$ PRIME RATE	LIBOR
1.5%	2.5%

3.28	The following new Schedule 8.02A (Existing Debt) is hereby added to the Amended and Restated Credit Agreement:

“SCHEDULE 8.02A

EXISTING DEBT

•

Indenture, dated as of January 17, 2006, relating to the Borrower’s US$525,000,000 (current principal owing now at US$265,000,000) 7 3/4% Senior Notes due 2016, by and between the Borrower, as issuer, and U.S. Bank National Association, as trustee;

•

Indenture, dated as of October 5, 2007, relating to the Borrower’s US$700,000,000 (current principal owing now at US$380,000,000) 7  3/4% Senior Notes due 2016, by and between the Borrower, as issuer, and U.S. Bank National Association, as trustee;

•

Indenture, dated as of January 5, 2011, relating to the Borrower’s C$325,000,000 7 3/8% Senior Notes due 2021, by and between the Borrower, as issuer, and Computershare Trust Company of Canada, as trustee;

•

Indenture, dated as of October 11, 2012, relating to the Borrower’s US$850,000,000 5 3/4 % Senior Notes due 2023, by and between the Borrower, as issuer, and U.S. Bank National Association, as trustee; and

•

Indenture, dated as of October 11, 2012, relating to the Borrower’s C$500,000,000 6 5/8% Senior Notes due 2023, by and between the Borrower, as issuer, and Computershare Trust Company of Canada, as trustee.”

4.	Conditions Precedent.

This Amendment shall not be in force or effect until the following conditions precedent are met to the satisfaction of the Administrative Agent and the Facility B-1 Lenders (the “Facility B-1 Effective Date”):

4.1	no Default or Event of Default shall have occurred or be continuing or would arise immediately after giving effect to or as a result of this Amendment, and the Administrative Agent shall have received a certificate of an acceptable officer of the Borrower confirming the absence of any such Default or Event of Default;

4.2	all of the representations and warranties contained in the Amended and Restated Credit Agreement and the other Credit Documents shall continue to be true and correct in all material respects on the date hereof (other than representations and warranties made as of a certain date) as if such representations and warranties were made on the date of this Amendment, and the Administrative Agent shall have received a certificate of an acceptable officer of the Borrower confirming same;

4.3	satisfactory confirmation that no Material Adverse Effect shall have occurred since December 31, 2012, and the Administrative Agent shall have received a certificate of an acceptable officer of the Borrower confirming same;

4.4	the Borrower shall have obtained or shall have used commercially reasonable efforts to obtain a debt rating from Moody’s Investor Service Inc. and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., in respect of the Facility B Tranche;

4.5	the Administrative Agent and the Lenders shall have received, in form and substance satisfactory to them and their counsel:

4.5.1	duly executed counterparts of this Amendment;

4.5.2	results of Lien searches from June 14, 2013 to a date reasonably close to the date of this Amendment, of all filings, registrations or recordings of or with respect to all the movable assets of the Borrower and its predecessors in each jurisdiction in which its assets are located or have an office, together with such other documents that the Administrative Agent shall require evidencing, to the entire satisfaction of the Administrative Agent and its counsel, that all such movable assets continue to remain free and clear of all Liens, other than Permitted Liens;

4.5.3	a duly certified copy of the constating documents, by-laws, resolutions and incumbency of the Borrower, certified by an acceptable officer of the Borrower (or to the extent all amendments or additions to such constating documents, by-laws, resolutions and incumbency, if any, have heretofore been delivered to the Administrative Agent, a certificate by an acceptable officer of the Borrower attesting to same);

4.5.4	a certificate of status, compliance, good standing or like certificate issued by the appropriate governmental body of the Borrower’s jurisdiction of incorporation and jurisdiction where it owns any material assets or carries any material business;

4.5.5	the favourable opinions of legal counsel to the Borrower addressed to the Administrative Agent, the Lenders and their legal counsel covering, inter alia, (i) the corporate status, power and capacity of the Borrower, (ii) the authority and legal right of the Borrower to execute this Amendment and to perform its obligations contained therein or incidental thereto, (iii) the due execution and delivery by the Borrower of the Amendment, (iv) the compliance of the Amendment with the constating documents and by-laws of the Borrower and with the laws of the jurisdiction of organisation of the Borrower and with those indicated as governing each such document; (v) the legality, validity, binding effect and enforceability against the Borrower of the Amendment; (vi) the continued legality, validity, binding effect and enforceability of the Security Documents against the Borrower as continuing to secure the obligations of the Borrower under this Amendment and the other Credit Documents; (vii) the continued opposability and perfection of the security created under the relevant Security Documents; and as to such other matters as the Administrative Agent may reasonably require;

4.5.6	satisfactory evidence that all necessary third party consents and authorisations required in connection with the execution, delivery and performance of this Amendment have been obtained, and that all debentures, hypothecs, deeds, instruments, forms, financing statements or equivalent documents required under all applicable Laws to preserve the Security, if any, have been executed, delivered and duly registered, recorded, published and/or filed; and

4.5.7	all other documents, declarations, certificates, agreements, notices and information that the Administrative Agent or its counsel may reasonably require;

4.6	the entire amount of all fees, costs, charges and expenses contemplated herein or in any other Credit Document, to the extent then owing, including the fees and disbursements of the Administrative Agent’s and Lenders’ legal counsel incurred in connection with the preparation and negotiation of this Amendment, up to and including the date hereof, shall have been paid.

5.	No Waiver.

The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided otherwise, operate as a waiver of any of the rights and powers of or remedies available to the Administrative Agent (in such capacity or in its capacity as collateral agent or fondé de pouvoir, as applicable) or the Lenders under the Amended and Restated Credit Agreement or any of the other Credit Documents nor constitute a waiver of any provision of the Amended and Restated Credit Agreement or such other Credit Documents.

6.	No Novation.

Nothing in this Agreement shall constitute, evidence or result in repayment, readvance, accord or satisfaction, release or novation of all or any part of the Accommodations, the Debt relating to the Accommodations, or any other obligation or liability of the Borrower under, in respect of or in connection with the Accommodations, the Debt relating to the Accommodations, the Amended and Restated Credit Agreement and any other Credit Documents. However, should this Agreement be construed as constituting, evidencing or resulting in repayment, readvance, accord or satisfaction, release or novation of all or any part of the Accommodations, the Debt relating to the Accommodations, or any other obligation or liability of the Borrower under, in respect of or in connection with the Accommodations, the Debt relating to the Accommodations, the Amended and Restated Credit Agreement and any other Credit Documents, the Administrative Agent and the Lenders hereby expressly reserve all of the Security granted in their favour by the Borrower under the Security Documents, the whole in accordance with the provisions of Article 1662 of the Civil Code of Québec.

7.	Governing Law.

This Amendment shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

8.	Successors and Assigns.

The provisions of this Amendment shall be binding on and enure to the benefit of the undersigned and their respective successors and permitted assigns.

9.	Counterparts.

This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.	Patriot Act.

Each Lender party hereto and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each Lender and the Administrative Agent may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Lender and the Administrative Agent.

[Signature pages follow]

IN WITNESS WHEREOF the parties hereto have executed this First Amendment to Amended and Restated Credit Agreement as of the date hereinabove mentioned.

QUEBECOR MEDIA INC., as Borrower

/s/ Jean-François Pruneau
Name:	Jean-François Pruneau
Title:	Senior VP and Chief Financial Officer

/s/ Claudine Tremblay
Name:	Claudine Tremblay
Title:	Vice President and Secretary

BANK OF AMERICA, N.A., as Administrative Agent

/s/ Liliana Claar
Name:	Liliana Claar
Title:	Vice President

QMI – 1st Amendment Agreement

CITIBANK, N.A., Canadian Branch

/s/ Isabelle Côté
Name:	Isabelle Côté
Title:	Authorized Officer

QMI – 1st Amendment Agreement

ROYAL BANK OF CANADA

/s/ Rod Smith
Name:	Rod Smith
Title:	Authorized Signatory

QMI – 1st Amendment Agreement

THE BANK OF NOVA SCOTIA

/s/ (signed)
Name:
Title:

/s/ Eddy Popp
Name:	Eddy Popp
Title:	Director

QMI – 1st Amendment Agreement